UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TELADOC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Overview of Teladoc Proposals in 2017 Proxy Statement

•                  As Teladoc, Inc. (“the Company or “we”) approaches the second anniversary of its initial public offering (the “IPO”), we are proposing to strengthen our corporate governance framework and amend certain provisions of our 2015 Incentive Award Plan to reflect and continue to support our growth.

•                  This year, we are asking our stockholders to:

•                  Amend Teladoc’s certificate of incorporation to:

•                  Declassify Teladoc’s Board of Directors

•                  Eliminate all supermajority stockholder voting requirements

•                  Increase the total authorized shares outstanding to 100 million shares outstanding, from the current maximum of 75 million shares outstanding

•                  Amend and restate the 2015 Incentive Award Plan to:

•                  Immediately increase the number of shares available for issuance under the plan by 800,000

•                  Remove the 1,876,722 share fixed limit on the pre-existing automatic annual increase in shares available for issuance under the plan (so that the automatic annual increase will be 5% of shares outstanding on the final day of the immediately preceding calendar year or such smaller amount as the Board of Directors determines)

•                  Sunset the automatic annual share increase four years earlier than currently provided in the plan (in January 2021 instead of in January 2025)

•                  Prohibit repricing options and stock appreciation rights issued under the plan without stockholder approval

•                  Approve the material terms of the plan to satisfy the stockholder approval requirements of Internal Revenue Code Section 162(m) and allow us to grant “qualified performance-based compensation” under the plan

•                  Removing the fixed limit on the automatic annual share increase should allow us to continue pursuing the equity compensation strategy we historically have followed.

•                  The fixed limit did not fully contemplate the rapid growth in the Company’s employee population from approximately 259 employees at the time of the IPO to approximately 694 employees as of March 31, 2017

•                  The fixed limit did not fully contemplate the increase in shares outstanding from approximately 35.7 million at the time of the IPO to approximately 54.4 million as of March 31, 2017, due to the acquisition of HealthiestYou in July 2016 (approximately 7 million shares were issued as consideration in the transaction) and a follow-on public offering in January 2017 (approximately 7.9 million shares were issued)

•                  At the time of the IPO, the fixed limit represented approximately 5% of shares outstanding, versus approximately 3.5% of shares outstanding as of March 31, 2017

•                  If the amendment and restatement of the 2015 Incentive Award Plan is approved, the Company’s overhang rate at the end of 2017 is expected to be approximately 19%

•                  As of March 31, 2017, there were approximately 158,112 shares available for future issuance under our 2015 Incentive Award Plan (not counting shares subject to outstanding awards), representing approximately 0.29% of total shares outstanding as of that date. If the amendment and restatement of the 2015 Incentive Award Plan is approved, an additional 800,000 shares would immediately become available for issuance under the plan

•                  Unless the amendment and restatement of the 2015 Incentive Award Plan is authorized and approved by our stockholders, we believe the number of shares currently available for issuance under the 2015 Incentive Award Plan will be insufficient to effectively achieve the plan’s purpose as a tool to attract, motivate and retain employees

•                  If not approved, we could be forced to consider cash replacement alternatives to attract, retain and motivate the individual talent critical to the future success of the Company. This would then reduce the cash available for other important purposes, such as enhancing our operating infrastructure, supporting our growth, responding to business challenges or opportunities, and potentially acquiring complementary businesses and technologies